Exhibit 2.1

PLAN OF MERGER FOR

GENESIS FLUID SOLUTIONS HOLDINGS, INC.

INTO

BLUE EARTH, INC.

PLAN OF MERGER approved on October 6, 2010 by Genesis Fluid Solutions Holdings, Inc., which is a corporation for profit organized under the laws of the State of Delaware, and which is subject to the provisions of the Delaware General Corporation Law, by resolution adopted by the unanimous affirmative vote of its Board of Directors on said date, and approved on October 6, 2010 by Blue Earth, Inc., which is a corporation for profit organized under the laws of the State of Nevada and is a newly formed, wholly-owned subsidiary of Genesis Fluid Solutions Holdings, Inc., and by resolution adopted by its Board of Directors on said date.

WHEREAS, to accomplish the proposed reincorporation of Genesis Fluid Solutions Holdings, Inc. from Delaware to Nevada, Genesis Fluid Solutions Holdings, Inc. shall merge with and into its wholly-owned subsidiary, Blue Earth, Inc., a Nevada corporation.

WHEREAS, the Board of Directors of Genesis Fluid Solutions Holdings, Inc. has determined that for the purpose of effecting the reincorporation of Genesis Fluid Solutions Holdings, Inc. into the State of Nevada, this Plan of Merger and the transactions contemplated hereby, are advisable and in the best interests of Genesis Fluid Solutions Holdings, Inc. and its stockholders, and the Board of Directors of Blue Earth, Inc. have determined that this Plan of Merger and the transactions contemplated hereby, are advisable and in the best interests of Blue Earth, Inc. and its sole stockholder.

WHEREAS, the reincorporation is not anticipated to interfere with, or differ substantially from, the present corporate activities of Genesis Fluid Solutions Holdings, Inc., however, as a Nevada corporation, Blue Earth, Inc. will be governed by Nevada corporate law, while Genesis Fluid Solutions Holdings, Inc. is presently governed by Delaware law.  Nevada law may constitute a comprehensive, flexible legal structure under which to operate. However, because of differences in the laws of these states, your rights as stockholders may change in several material respects as a result of the reincorporation.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Genesis Fluid Solutions Holdings, Inc. and Blue Earth, Inc. hereby agree as follows:

1.  Genesis Fluid Solutions Holdings, Inc. shall, pursuant to the provisions of Section 253 of the Delaware General Corporation Law and the provisions of Section 92A.190 of the Nevada Revised Statutes, be merged with and into its newly formed, wholly-owned subsidiary, Blue Earth, Inc., which shall be the surviving corporation upon the effective date of the merger and which is sometimes herein-after referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the Nevada Revised Statutes.  The separate existence of Genesis Fluid Solutions Holdings, Inc., which is sometimes hereinafter referred to as the "terminating corporation", shall cease upon the effective date of the merger in accordance with the provisions of the Delaware General Corporation Law.

2.  The Articles of Incorporation of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization shall be the Articles of Incorporation of said surviving corporation, and said Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the Nevada Revised Statutes.

3.  The bylaws of the surviving corporation as in force and effect upon the effective date of the merger in the jurisdiction of its organization shall continue to be the bylaws of said surviving corporation and shall continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Nevada Revised Statutes.

4.  The directors and officers in office of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization shall continue to be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

5.  Each issued share of the terminating corporation shall, upon the effective date of the merger, be converted into one (1) share of the surviving corporation.  Each share of capital stock of Blue Earth, Inc. issued and outstanding immediately prior to the merger shall be cancelled and returned to the status of authorized but unissued shares.  On or after the effective date of the merger, all of the outstanding certificates which prior to that time represented shares of Genesis Fluid Solutions Holdings, Inc. shall be deemed for all purposes to evidence ownership of and to represent the shares of Blue Earth, Inc. into which the shares of Genesis Fluid Solutions Holdings, Inc. represented by such certificates has been converted and shall be so registered on the books and records of Blue Earth, Inc. or its transfer agent.

6.  The merger of the terminating corporation with and into the surviving corporation having been fully authorized in accordance with the provisions of Section 253 of the Delaware General Corporation Law and in accordance with the provisions of Sections 92A.190 of the Nevada Revised Statutes, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Delaware and of the State of Nevada, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

7.  The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

8.   In accordance with Sections 253(a) and 252(d) of the Delaware General Corporation Law, the surviving corporation shall agree to be served with process in Delaware in any proceeding for enforcement of any obligation of the terminating corporation, as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and shall irrevocably appoint the Secretary of State as the surviving corporation’s agent to accept service of process in any such suit or other proceedings and shall specify the office of the surviving corporation as the address to which a copy of such process shall be mailed by the Secretary of State.

9.   The reincorporation  herein provided for shall become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware and the Articles of Merger with the Secretary of State of Nevada.

IN WITNESS WHEREOF, this Plan of Merger is hereby executed upon behalf of each of the constituent corporations parties thereto.

Dated: October 21, 2010

GENESIS FLUID SOLUTIONS HOLDINGS, INC.

By: /s/ Johnny R. Thomas
Johnny R. Thomas
Its: CEO

BLUE EARTH, INC.

By: /s/ John C. Francis
John C. Francis
Its: Vice President